Exhibit 99.1

Ebix Reports Q2 EPS of $0.70 on Record Revenues of $72.6M

JOHNS CREEK, GA - August 8, 2016 - Ebix, Inc. (NASDAQ: EBIX), a leading international supplier of On-Demand software and E-commerce services to the insurance, financial, e-governance and healthcare industries, today reported results for its second quarter ended June 30, 2016. Ebix will host a conference call to review its results today at 11:00 a.m. EDT (details below).

Ebix delivered the following results for the second quarter of 2016:

Revenues: Total Q2 2016 revenue rose 12% to $72.6 million compared to Q2 2015 revenue of $64.7 million and rose 2% over Q1 2016 revenue of $71.1 million. The revenue improvements reflected growth in the Company’s Exchange channel as well as higher revenue from the Risk Compliance channel.

On a constant currency basis, Ebix Q2 2016 revenue increased 14% to $73.8 million as compared to $64.7 million in Q2 2015. Ebix’s Exchange channel continued to be the largest channel for Ebix accounting for 68% of Q2 2016 revenues. Also on a constant currency basis, year to date revenue increased 14% to $146.6 million as compared to $128.5 million during the same period in 2015.

(dollar amounts in thousands)
Channel	Q2 2016	Q2 2015	Change	YTD 2016	YTD 2015	Change
Exchanges	$ 49,322	$ 46,825	+5%	$ 99,408	$ 93,503	+6%
Risk Compliance Solutions (RCS)	18,662	13,289	+40%	35,413	25,464	+39%
Broker Solutions	3,885	3,519	+10%	7,097	7,255	-2%
Carrier Systems	705	1,079	-35%	1,722	2,243	-23%
Total Revenue	$ 72,574	$ 64,712	+12%	$ 143,640	$ 128,465	+12%

Total Revenue on Constant Currency Basis	$ 73.8M	$ 64.7M	+14%	$ 146.6M	$ 128.5M	+14%

Earnings per Share: Q2 2016 diluted earnings per share increased 29% to $0.70 compared to $0.54 in Q2 2015, reflecting higher net income and the benefit of ongoing share repurchase activity. Ebix’s weighted average diluted shares outstanding decreased to 33.0 million in Q2 2016 compared to 35.3 million in Q2 2015 and 33.3 million in Q1 2016.

Operating Cash: Cash generated from operations rose 17% to $20.4 million in Q2 2016 compared to $17.5 million in Q2 2015 and significantly improved from the $10.5 million of cash provided by operations during Q1 of 2016.

Operating Income and Margins: Q2 2016 operating margins remained consistent at 32% as compared to Q2 2015. Operating income for Q2 2016 rose 15% to $23.6 million as compared to $20.4 million in Q2 2015.

Exhibit 99.1

Net Income: Q2 2016 net income rose 21% to $23.0 million, compared to Q2 2015 net income of $19.0 million. The improvement principally reflected the benefit of higher revenues and operating income as compared to the same period last year, in addition to a one-time income tax benefit in Q2 2016 offset to a large degree by one-time income expenses in the quarter that included amongst other things - non-recurring interest costs associated with a tax payment, one-time bank and legal costs against setting up the new expanded Bank credit facility, growing our bad debt reserves in Q2 2016, and other non-recurring costs associated with a one-time test initiative in Europe.

Share Repurchases: In Q2 2016, the Company repurchased 543,630 shares of its outstanding common stock for aggregate cash consideration of $24.2 million. Subsequent to June 30 and through August 5, 2016 the Company has repurchased an additional 30,000 shares for cash consideration of $1.6 million.

Q3 2016 Diluted Share Count: As of today, Ebix expects the diluted share count for Q3 2016 to be approximately 32.7 million.

Dividend: Ebix paid its regularly quarterly dividend of $0.075 per share in Q2 2016 for a total of $2.5 million.

Update on the Acquisition of Patriot National: The Company in conjunction with its advisors E&Y expects to finish its due diligence by 31st of August 2016 and will accordingly communicate the next steps, after that date, in consultation with Patriot National.

Ebix Chairman, President and CEO Robin Raina said, “Ebix achieved record revenues in Q2 2016. Our balanced focus on operating margins and growing our top line enabled Ebix to deliver 14% year over year constant currency revenue growth while improving Q2 operating margins by 90 basis points. We have a strong pipeline of large value organic growth prospects today, and are excited by the opportunities we see ahead of us.”

Robin added, “We believe that Ebix is uniquely positioned to build upon our standing as the largest and most comprehensive end-to-end insurance software and services provider in the world. To further leverage our leadership position, we are pursuing a number of acquisitions in various geographies, including our disclosed discussions with Patriot National. If consummated, we believe the Patriot transaction could be a transformational event for Ebix in terms of adding scale, capabilities, expertise and customers. We also believe that it could be highly accretive to both EPS and cash generation.”

Robert Kerris, Ebix EVP and CFO said, “In Q2 2016, we spent a total of $30.2 million on share buyback, dividends, tax payments and building construction. Specifically during the quarter we used $22.9 million to repurchase 544 thousand shares of Ebix common stock, paid $3.7 million of taxes, spent $1.1 million on building out our facilities in India and Johns Creek, GA, and paid dividends of $2.5 million, while drawing just $17.6 million from our Bank credit facilities. After these significant uses of cash, the Company still ended the quarter with cash flow from operating activities of $20.4 million and $80.9 million of cash balances, up by $52.5 million as compared to June 30th 2015. We are very pleased with these liquidity results, as this has been an extremely strong quarter in terms of cash generation for the Company.”

Conference Call Details:

Call Date/Time:	Monday, August 8, 2016 at 11:00 a.m. EST
Call Dial-In:	+1-877-837-3909 or 1-973-409-9690; Call ID # 2124802
Live Audio Webcast:	www.ebix.com/webcast
Audio Replay URL:	www.ebix.com/result_16_Q2 after 2:00 p.m. EDT on August 8th

Exhibit 99.1

About Ebix, Inc.

A leading international supplier of On-Demand software and E-commerce services to the insurance, financial, e-governance and healthcare industries, Ebix, Inc. provides end-to-end on-Demand solutions ranging from infrastructure exchanges, front end & back end enterprise systems, outsourced administrative & custom software development solutions, and risk compliance solutions for various entities involved in these industries.

With 40+ offices across Australia, Brazil, Canada, India, New Zealand, Singapore, the US and the UK, Ebix powers multiple exchanges across the world in the field of life, annuity, health and property & casualty insurance while conducting in excess of $100 billion in insurance premiums annually on its platforms. Through its various SaaS-based software platforms, Ebix employs hundreds of domain specific business and technology professionals to provide products, support and consultancy to thousands of customers on six continents. For more information, visit the Company’s website at www.ebix.com

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS
As used herein, the terms “Ebix,” “the Company,” “we,” “our” and “us” refer to Ebix, Inc., a Delaware corporation, and its consolidated subsidiaries as a combined entity, except where it is clear that the terms mean only Ebix, Inc.

The information contained in this Press Release contains forward-looking statements and information within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. This information includes assumptions made by, and information currently available to management, including statements regarding future economic performance and financial condition, liquidity and capital resources, acceptance of the Company's products by the market, and management's plans and objectives. In addition, certain statements included in this and our future filings with the Securities and Exchange Commission ("SEC"), in press releases, and in oral and written statements made by us or with our approval, which are not statements of historical fact, are forward-looking statements. Words such as "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "seeks," "plan," "project," "continue," "predict," "will," "should," and other words or expressions of similar meaning are intended by the Company to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are found at various places throughout this report and in the documents incorporated herein by reference. These statements are based on our current expectations about future events or results and information that is currently available to us, involve assumptions, risks, and uncertainties, and speak only as of the date on which such statements are made.

Our actual results may differ materially from those expressed or implied in these forward-looking statements. Factors that may cause such a difference, include, but are not limited to those discussed in our Annual Report on Form 10-K and subsequent reports filed with the SEC, as well as: the risk of an unfavorable outcome of the pending governmental investigations or shareholder class action lawsuits, reputational harm caused by such investigations and lawsuits, the willingness of independent insurance agencies to outsource their computer and other processing needs to third parties; pricing and other competitive pressures and the Company's ability to gain or maintain share of sales as a result of actions by competitors and others; changes in estimates in critical accounting judgments; changes in or failure to comply with laws and regulations, including accounting standards, taxation requirements (including tax rate changes, new tax laws and revised tax interpretations) in domestic or foreign jurisdictions; exchange rate fluctuations and other risks associated with investments and operations in foreign countries (particularly in Australia, UK and India wherein we have significant operations); equity markets, including market disruptions and significant interest rate fluctuations,

Exhibit 99.1

which may impede our access to, or increase the cost of, external financing; and international conflict, including terrorist acts.

Except as expressly required by the federal securities laws, the Company undertakes no obligation to update any such factors, or to publicly announce the results of, or changes to any of the forward-looking statements contained herein to reflect future events, developments, changed circumstances, or for any other reason.

Readers should carefully review the disclosures and the risk factors described in the documents we file from time to time with the SEC, including future reports on Forms 10-Q and 8-K, and any amendments thereto.

You may obtain our SEC filings at our website, www.ebix.com under the "Investor Information" section, or over the Internet at the SEC's web site, www.sec.gov.

CONTACT:

Darren Joseph
678 -281-2027 or IR@ebix.com

David Collins or Chris Eddy
Catalyst Global - 212-924-9800 or ebix@catalyst-ir.com

Exhibit 99.1

Ebix, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30
	2016	2015	2016	2015
Operating revenue	$72,574	$64,712	$143,640	$128,465

Operating expenses:
Cost of services provided	20,579	18,699	40,181	38,184
Product development	8,285	7,288	16,350	14,335
Sales and marketing	4,206	3,611	8,539	6,990
General and administrative, net	13,310	12,121	24,893	22,867
Amortization and depreciation	2,630	2,570	5,350	5,167
Total operating expenses	49,010	44,289	95,313	87,543

Operating income	23,564	20,423	48,327	40,922
Interest income	441	44	584	105
Interest expense	(2,185)	(625)	(3,459)	(1,344)
Foreign currency exchange gain (loss)	(195)	330	274	1,222
Income before income taxes	21,625	20,172	45,726	40,905
Income tax benefit (expense)	1,418	(1,136)	(332)	(3,533)
Net income including noncontrolling interest	23,043	19,036	45,394	37,372
Net income attributable to noncontrolling interest	51	—	243	—
Net income attributable to Ebix, Inc.	$22,992	$19,036	$45,151	$37,372

Basic earnings per common share attributable to Ebix, Inc.	$0.70	$0.54	$1.37	$1.06

Diluted earnings per common share attributable to Ebix, Inc.	$0.70	$0.54	$1.36	$1.05

Basic weighted average shares outstanding	32,688	35,046	32,866	35,375

Diluted weighted average shares outstanding	32,969	35,269	33,140	35,610

Exhibit 99.1

Ebix, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	June 30, 2016	December 31, 2015
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$78,014	$57,179
Short-term investments	2,904	1,538
Trade accounts receivable, less allowances of $1,811 and $3,388, respectively	52,816	47,171
Other current assets	11,662	10,942
Total current assets	145,396	116,830

Property and equipment, net	34,507	34,088
Goodwill	406,946	402,259
Intangibles, net	40,009	51,848
Indefinite-lived intangibles	30,887	30,887
Capitalized software development costs, net	3,285	3,489
Deferred tax asset, net	33,019	23,732
Other assets	13,884	12,856
Total assets	$707,933	$675,989

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$19,265	$23,043
Accrued payroll and related benefits	4,095	4,932
Short term debt, net of deferred financing costs of $136 and $0, respectively	12,364	0
Current portion of long term debt and capital lease obligations, net of discount of $0 and $3, respectively	9	606
Current deferred rent	259	232
Contingent liability for accrued earn-out acquisition consideration	2,878	1,706
Deferred revenue	19,513	20,519
Other current liabilities	239	228
Total current liabilities	58,622	51,266

Revolving line of credit	119,038	206,465
Long term debt and capital lease obligations, less current portion, net of deferred financing costs of $537 and $0, respectively	111,993	35
Other liabilities	3,266	3,332
Contingent liability for accrued earn-out acquisition consideration	0	2,571
Deferred revenue	1,717	1,968
Long term deferred rent	1,219	1,381
Total liabilities	298,855	267,018

Stockholders’ equity:
Preferred stock, $0.10 par value, 500,000 shares authorized, no shares issued and outstanding at June 30, 2016 and December 31, 2015	0	0
Common stock, $0.10 par value, 60,000,000 shares authorized, 32,451,313 issued and outstanding, at June 30, 2016 and 33,416,110 issued and outstanding at December 31, 2015	3,245	3,342
Additional paid-in capital	20,306	57,120
Treasury stock (no shares as of June 30, 2016 and December 31, 2015)	0	0

Exhibit 99.1

Retained earnings	419,027	378,787
Accumulated other comprehensive loss	(30,743)	(30,278)
Total Ebix, Inc. stockholders’ equity	411,835	408,971
Noncontrolling interest	243	0
Total stockholder's equity	$412,078	$408,971
Total liabilities and stockholders’ equity	$707,933	$675,989

Exhibit 99.1

Ebix, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2016	2015
Cash flows from operating activities:
Net income attributable to Ebix, Inc.	$45,151	$37,372
Net income attributable to noncontrolling interest	243	—
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,350	5,167
Benefit for deferred taxes	(6,635)	(6,014)
Share based compensation	1,332	839
Provision for doubtful accounts	457	301
Debt discount amortization on promissory note payable	—	8
Unrealized foreign exchange gain	(187)	(920)
Amortization of capitalized software development costs	654	—
Reduction of acquisition earnout accruals	(511)	—
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(6,065)	(3,662)
Other assets	(2,417)	(2,606)
Accounts payable and accrued expenses	(4,189)	(18,802)
Accrued payroll and related benefits	(931)	1,104
Deferred revenue	(1,136)	(2,036)
Deferred rent	(83)	(125)
Reserve for potential uncertain income tax return positions	50	108
Liability - securities litigation settlement payment	—	(690)
Other liabilities	(106)	111
Net cash provided (used) by operating activities	30,977	10,155

Cash flows from investing activities:
Acquisition of Via Media Health, net of cash acquired	—	(1,000)
Acquisition of P.B. Systems, net of cash acquired	—	(11,480)
Capitalized software development costs	(694)	—
Purchases of marketable securities	(994)	(704)
Capital expenditures	(2,190)	(10,312)
Net cash used in investing activities	(3,878)	(23,496)

Cash flows from financing activities:
Proceeds (repayments) from revolving line of credit, net	(87,427)	30,000
Proceeds from term loan	125,000	—
Repurchases of common stock	(37,657)	(34,481)
Excess tax benefit from share-based compensation	—	63
Proceeds from the exercise of stock options	29	1,117
Forfeiture of certain shares to satisfy exercise costs and the recipients income tax obligations related to stock options exercised and restricted stock vested	(76)	(1,141)
Dividend payments	(4,911)	(5,389)
Principal payments of debt obligations	(600)	(623)
Payments of capital lease obligations	—	(1)
Net cash provided by (used in) financing activities	(5,642)	(10,455)
Effect of foreign exchange rates on cash	(622)	(1,081)
Net change in cash and cash equivalents	20,835	(24,877)
Cash and cash equivalents at the beginning of the period	57,179	52,300
Cash and cash equivalents at the end of the period	$78,014	$27,423
Supplemental disclosures of cash flow information:
Interest paid	$3,115	$2,964
Income taxes paid	$10,869	$20,926